Exhibit 99.1
PRESS RELEASE

Contact:	Jeffrey W. Kip Senior Vice President, Chief Financial Officer (314) 633-7289
Panera Bread Reports Agreement to
Acquire 13 Bakery-Cafes from Franchisee in Iowa, Nebraska and South Dakota
St. Louis, MO, October 10, 2006 — Panera Bread Company (Nasdaq: PNRA) today announced it has reached an agreement to purchase 13 bakery-cafes (one of which is under construction) and the area development rights for certain markets in Iowa, Nebraska and South Dakota from its area developer, Panebraska, L.L.C. Panera Bread Company expects to pay approximately $15.3 million in cash and assume certain liabilities, including those associated with bakery-cafe construction. The transaction is subject to customary closing conditions. Panera Bread Company expects to close the transaction on or about October 24, 2006. The Company currently estimates that it will be modestly accretive in the second half of 2007.

Panera Bread Company owns and franchises bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names. The Company is a leader in the specialty bread/cafe category. With its identity rooted in handcrafted, fresh baked artisan bread, the Company is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients, and a menu free of man-made trans fat, the Company’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites to compliment new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the country, guests are enjoying the Company’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free WiFi Internet access. At the close of each day, the Company’s bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: inability to execute our growth strategy, including, among other things, variations in the number, timing, and successful nature of Company-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with the acquisition of franchise-operated bakery-cafes; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may affect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 27, 2005 and its quarterly reports on Form 10-Q.